UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2014

SIGMA DESIGNS, INC.

(Exact name of registrant as specified in its charter)

California	001-32207	94-2848099
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1778 McCarthy Blvd. Milpitas, California		95035
(Address of principal executive offices)		(Zip Code)

(408) 262-9003

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On June 12, 2014, the Board of Directors of Sigma Designs, Inc. (“Sigma”) elected Tor R. Braham to serve as a member of the Board of Directors (the “Board”). Prior to joining Sigma, Mr. Braham served as Managing Director and Global Head, Technology, Mergers and Acquisitions for Deutsche Bank Securities, an international financial service group, from 2004 until 2012. From 2000 to 2004, he served as Managing Director and Co-head, West Coast U.S. Technology, Mergers and Acquisitions for Credit Suisse First Boston, an international financial services group. Prior to that, Mr. Braham was an investment banker with UBS Securities and a lawyer at a prominent Silicon Valley law firm. Mr. Braham earned a B.A. degree from Columbia College and a J.D. degree from New York University School of Law. Mr. Braham currently serves a member of the Board of Directors at NetApp, Inc.

Mr. Braham has no direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K or Item 5.02(d) of Form 8-K.

In connection with his appointment, Mr. Braham was granted a restricted stock unit award representing 50,112 shares of Sigma’s common stock, which award will vest over a two-year period, subject to Mr. Braham’s continued service on the Board. This award will become fully vested upon a change in control of Sigma. Mr. Braham will also participate in Sigma’s standard cash compensation program for non-employee directors.

It is contemplated that Sigma and Mr. Braham will enter into the standard Sigma Indemnification Agreement for directors. This agreement requires Sigma, among other things, to indemnify its directors against liabilities that may arise by reason of their status or service. The agreement also requires Sigma to advance all expenses incurred by the directors in investigating or defending any such action, suit or proceeding, subject to the terms contained in the agreement. The foregoing description is qualified in its entirety by the full text of the form of indemnification agreement, which was filed as Exhibit 10.2 to Sigma’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 3, 2012 and is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sigma Designs, Inc.

Date: June 16, 2014	By:	/s/ Thinh Tran
Thinh Tran President and Chief Executive Officer